Calculation of Filing Fee Tables
S-8
Ranger Energy Services, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock	Other	1,000,000	$ 10.84	$ 10,840,000.00	0.0001531	$ 1,659.60
Total Offering Amounts:						$ 10,840,000.00		$ 1,659.60
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,659.60
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Class A Common Stock, $0.01 par value per share (the "Common Stock") of Ranger Energy Services, Inc. (the "Registrant") that become issuable under the Ranger Energy Services, Inc. Amended and Restated 2017 Long Term Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of Common Stock. Represents 1,000,000 new shares of Common Stock that were added to the shares authorized for issuance under the Plan as approved by the Registrant's board of directors on March 26, 2025 and by the Registrant's stockholders on May 9, 2025. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on $10.84, the average of the of the high and low trading prices of the Registrant's Common Stock, as reported on the New York Stock Exchange on May 29, 2025.